U.S. SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM 12b-25
               NOTIFICATION OF LATE FILING


(CHECK [X]Form 10-K  [ ]Form 20-F   [ ]Form 11-K  [ ]Form 10-Q
       [ ]Form N-SAR

For Period Ended:  June 30, 2016
                   _____________

(Check One):
[ X ] Transition Report on Form 10-K
[   ] Transition Report Form 20-F
[   ] Transition Report Form 11-K
[   ] Transition Report Form 10-Q
[   ] Transition Report Form N-SAR
For the Transaction Period Ended:

[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
For the Transition Period Ended:


READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.
PLEASE PRINT OR TYPE.  NOTHING IN THIS FORM SHALL BE
CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY
INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


Part I--Registrant Information

Scientific Industries, Inc.
___________________________
Full Name of Registrant:  	 .

N/A
___________________________
Former Name if Applicable

80 Orville Drive, Suite 102
_________________________________________________________
Address of Principal Executive Office (Street and Number)

Bohemia, New York, 11716
________________________
City, State and Zip Code


Part II--Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ X ] (a)	The reasons described in reasonable detail in Part
III of this form could not be eliminated without unreasonable effort or expense;
[ X ] (b)	The subject annual report, semi-annual report,
transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c)	The accountant's statement or other exhibit required
by Rule 12b-25(c) has been attached if applicable.

Part III--Narrative

State below, in reasonable detail, the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Information necessary for the filing of a complete and accurate
Form 10-K could not be gathered and reviewed within the prescribed time period without unreasonable effort and expense to the Company.


                   Part IV--Other Information

(1) 	Name and telephone number of person to contact in regard to
this notification

Helena R. Santos           631           567-4700
_________________________________________________________________
(Name)			(Area Code)     (Telephone Number)

(2) 	Have all other periodic reports under section 13 or 15(d) of the
Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify report(s).
[ X ] Yes    [   ] No


(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[   ] Yes    [ X ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



       Scientific Industries, Inc.
____________________________________________
(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 28, 2016	By:  /s/Helena R. Santos
_________________________     _________________________
                              Name:  Helena R. Santos
                              Title:  Chief Executive Officer